Exhibit 99.1

FOR IMMEDIATE RELEASE

KMG CHEMICALS ACQUIRES ANIMAL INSECTICIDE ASSETS FROM

BOEHRINGER INGELHEIM VETMEDICA

Expected to Contribute Approximately $8 Million of Annual Revenues

HOUSTON, TX – February 22, 2006 – KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced that it acquired the U.S. based animal insecticide business of Boehringer Ingelheim Vetmedica, Inc.

For a 23-week transition period ending July 31, 2006, Boehringer will be KMG’s exclusive U.S. distributor for the acquired product line. “During that period, we expect the acquisition to add approximately $4 million of revenues, and to have a minor positive effect on earnings due to the terms of the transitional distribution agreement. However, KMG will begin managing the entire sales function for this business on August 1, 2006, the start of our 2007 fiscal year. We expect the acquired business to contribute annual revenues of approximately $8 million during fiscal 2007 and to be significantly accretive to earnings per share,” said John Sobchak, CFO of KMG.

The acquisition consists of:

•                  The leading brand of insecticidal ear tags for cattle in the U.S., as well as an insecticidal ear tag that uses an innovative ingredient awaiting final approval from the EPA, which KMG expects to market in fiscal 2007.

•                  A product line consisting of several liquid and dust formulations of insecticides for cattle, swine, poultry, and other animals, as well as applications for the premises used to house such animals. The products are registered in the U.S., Canada, Mexico, Latin America and Australia.

•                  An 84,000 square foot manufacturing, warehouse and office facility in Elwood, Kansas, including manufacturing, formulation and packaging equipment.

•                  An experienced work force with backgrounds in manufacturing, product development, and regulatory support associated with the acquired products.

Neal Butler, President and COO of KMG, stated, “The animal health sector of the agricultural chemicals market holds significant opportunity to contribute to KMG’s continued growth. Combined with our Rabon/Ravap business, this acquisition provides KMG with an estimated 20% market share of the U.S. livestock and poultry insecticide business. Additionally, the purchase effectively provides us with an animal health platform upon which to further grow our presence in this market through continued prudent acquisitions.”

10611 Harwin Drive, Suite 402, Houston, Texas 77036-1534

Voice: 713.988.9252  Fax: 713.988.9298  •  Web: www.kmgchemicals.com  Nasdaq: KMGB

David Hatcher, Chairman and CEO of KMG Chemicals, commented, “This purchase invests most of our current cash position, including the remainder of the $6 million raised through the sale of common stock last April. In fiscal 2002, we established an objective of completing one or two acquisitions each year that would be immediately accretive to EPS; this transaction represents our sixth successful acquisition over that four-year time frame. We continue to pursue additional acquisitions that will have a meaningful positive impact to our bottom-line and enable us to capture a major position in attractive markets. Our pipeline remains very compelling and we are optimistic about our prospects for continued external growth. We continue to believe that our strategy will achieve attractive growth rates for our shareholders.”

About Boehringer Ingelheim

Boehringer Ingelheim Vetmedica, Inc. is an affiliate of the Boehringer Ingelheim group of companies headquartered in Ingelheim, Germany. The Boehringer Ingelheim group is one of the world’s 20 leading pharmaceutical companies. Headquartered in Ingelheim, Germany, it operates globally with 144 affiliates in 45 countries and nearly 36,000 employees. Since it was founded in 1885, the family-owned company has been committed to researching, developing, manufacturing and marketing novel products of high therapeutic value for human and veterinary medicine. In 2004, Boehringer Ingelheim posted net sales of 8.2 billion euro. For more information, see www.boehringer-ingelheim.com.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets. The company grows by acquiring and managing stable chemical product lines and businesses with established production processes. Its wholly owned subsidiary, KMG-Bernuth, Inc. is a global provider of products to the wood treating and agricultural industries. For more information, visit the company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak

Chief Financial Officer

KMG Chemicals, Inc.

713-988-9252 (x.114)

jsobchak@kmgchemicals.com

www.kmgchemicals.com

Investor Relations Counsel:

The Equity Group Inc.

Lauren Till

212-836-9610

LTill@equityny.com

www.theequitygroup.com

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